JANUS ASPEN SERIES

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Aspen Series (“JAS”), a trust with transferable shares of the type commonly called a Delaware statutory trust (the “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of JAS by its Amended and Restated Trust Instrument dated December 29, 2005, and by the affirmative vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on July 9, 2020, the following resolutions were adopted:

RESOLVED, that, consistent with the recommendation of the Legal and Regulatory Committee (the “L&R Committee”) of Janus Aspen Series (“JAS,” or the “Trust”), the Trustees of the Trust approve, based on information provided by Janus Capital Management LLC (“Janus Capital”), the participation of JAS in a joint insured bond (the “Bond”), in the amount of $5,000,000, providing coverage to the Trust and Janus Investment Fund to be issued by ICI Mutual Insurance Company for the term August 1, 2020 through August 1, 2021 in substantially the form presented at this meeting and in the amount that will maintain the Trust’s compliance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and find and determine such amount to be reasonable and in excess of the sum of the minimum amount required per investment company insured pursuant to Rule 17g-1 under the 1940 Act, taking into consideration, among other things, the amount of coverage for each insured party, the number of insured parties, the amount and allocation of the premium proposed to be allocated to each insured party, the nature of the business activities of each insured party, the aggregate assets of the Trust to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust’s portfolios;

FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of the Trust authorize and direct the Trust’s officers and representatives of Janus Capital or a designated affiliate to prepare, execute, and file the Bond, and any amendments thereto, and to take such other action as may be necessary or appropriate to conform the Bond to the provisions of the 1940 Act and the rules and regulations thereunder; and

FURTHER RESOLVED, that, consistent with the recommendation of the L&R Committee, the Trustees of the Trust authorize and approve the proposed allocation of a portion of the premium for the Bond to each series of the Trust, subject to ratification by the Trustees of the Trust upon determination of final allocation amounts, provided that the share of the premium allocated to the Trust is determined to be less than the premium that the Trust would pay if the Trust maintained a stand-alone insured bond.

Statement of Amount of Single Insured Bond

In accordance with Rule 17g-1(g)(1)(ii)(c) under the Investment Company Act of 1940, as amended, Janus Aspen Series would have procured and maintained a single insured fidelity bond in the amount of at least $2,500,000 had it not been named as a joint insured under the joint fidelity bond.

Statement of Premiums Paid

In accordance with Rule 17g-1(g)(1)(ii)(d) under the Investment Company Act of 1940, as amended, premiums have been paid for the period August 1, 2020 to August 1, 2021.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 21st day of October, 2020.

/s/ Byron Hittle
Byron Hittle, Interim Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Byron Hittle, Interim Secretary of Janus Aspen Series, who, being by me first duly sworn, stated on his oath that the foregoing document is true and correct and that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 21st day of October, 2020.

/s/ Lisa Kish
Lisa Kish
Notary Public
State of Colorado
Notary ID: 20034038192
My Commission Expires: 12/4/2023
DAN #20034038192-251016